Raymond Karrenbauer Appointed Group Chief Information Officer at Hamilton PEMBROKE, BERMUDA, July 17, 2025 — Hamilton Insurance Group, Ltd. (NYSE: HG) (“Hamilton” or the “Company”) today announced the appointment of Raymond Karrenbauer as Group Chief Information Officer, effective September 15, 2025. Karrenbauer will join the Company’s Executive Management team, reporting to Craig Howie, Group Chief Financial Officer. In his new role, Karrenbauer will oversee Hamilton’s information technology strategy. He succeeds Venkat Krishnamoorthy, who has been with the Company since 2019 and decided to retire on August 30, 2025. “Technology enablement is and will continue to be a core business imperative at Hamilton, so having someone with Raymond’s depth and breadth of experience on our team is instrumental,” Pina Albo, Group Chief Executive Officer said. “As a results-driven leader with an impressive track record of innovation and execution, as well as a deep understanding of the insurance industry, Raymond will ensure we continue to enhance our technological capabilities and deliver exceptional value to all our stakeholders. “Venkat has played a vital role in building our technology function since joining in 2019, notably in guiding the integration of our transformational acquisition of Pembroke Managing Agency in 2019 and in our successful listing on the NYSE in 2023. We are grateful to Venkat for his contributions and wish him every success on his forthcoming retirement.” Karrenbauer joins Hamilton from the Cybersecurity Maturity Model Certification Accreditation Body, Inc. (The Cyber AB), which supports the U.S. Department of Defense’s contractor cybersecurity compliance program. At The Cyber AB, he served as Executive Vice President and Chief Financial Officer from 2021, where he also had strategic oversight of information technology. Karrenbauer joined The Cyber AB from IFG Companies, where he was Senior Vice President and Chief Information Officer responsible for the company’s digital transformation and core operations. Prior to this, he held senior executive positions at Axis Capital and ING Group. Karrenbauer is highly accomplished, having been inducted into the ‘CIO’ Hall of Fame in 2018, among other accolades.

About Hamilton Insurance Group, Ltd. Hamilton is a Bermuda-headquartered specialty insurance and reinsurance company that underwrites risks on a global basis through its wholly owned subsidiaries. Its three underwriting platforms: Hamilton Global Specialty, Hamilton Select and Hamilton Re, each with dedicated and experienced leadership, provide access to diversified and profitable business around the world. For more about our company, visit www.hamiltongroup.com or find us on LinkedIn at Hamilton Media contact Kelly Corday Ferris kelly.ferris@hamiltongroup.com Investor contacts Jon Levenson and Darian Niforatos investor.relations@hamiltongroup.com